Exhibit 23.5

CONSENT OF STANTON PARK CAPITAL

Stanton Park Capital LLC (“Stanton Park”) hereby consents to (i) the filing of our fairness opinion dated October 24, 2022 (the “Opinion”) to the Board of Directors of Jupiter Wellness Acquisition Corp. (“JWAC”) as included in this Registration Statement on Form F-4, and any supplements and amendments thereto, (ii) the references therein to Stanton Park and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by JWAC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. In giving such consent, we further do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

STANTON PARK CAPITAL LLC

/s/ Stanton Park Capital LLC

Date: March 24, 2023